EXHIBIT 10.20(b)

STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of August 18, 2004, is among (i) Cinemark Empreendimentos e Participacões, Ltda (the “Purchaser”), (ii) Prona Global Ltd. (“Prona”), (iii) Edgar Gleich, (iv) Riccardo Arduini, (v) Moises Pinsky, (vi) Eduardo Alalou, and (vii) Roberto Luiz Leme Klabin; Prona, Edgar Gleich, Riccardo Arduini, Moises Pinsky, Eduardo Alalou and Roberto Luiz Leme Klabin are sometimes referred to individually as a “Seller” and collectively as the “Sellers”.

R E C I T A L S

     A. Cinemark USA, Inc., Lee Roy Mitchell, Venture II Equity Holdings Corporation (“Venture” II”), Kristal Holdings Limited (“Kristal”) and NN Participações Ltda. (“NN”) are parties to that certain Option and Voting Agreement dated November 13, 2001, as amended to the date hereof (the “Option Agreement”), pursuant to which Venture II, Kristal and NN would have the right to cause Cinemark USA, Inc. and/or Lee Roy Mitchell to purchase shares of Cinemark Brasil S.A. owned by Venture II, Kristal and NN (the “Liquidity Option”) upon the occurrence of certain events.

     B. Cinemark USA, Inc. has notified Venture II, Kristal, and NN of the occurrence of an event which triggered the Liquidity Option.

     C. Venture II, Kristal and NN have exercised the Liquidity Option in accordance with the terms of the Option Agreement.

     D. The parties hereto have agreed upon the price per share to be paid for the shares of Cinemark Brasil S.A.

     E. The Parties have agreed that Purchaser would be the entity acquiring all of the quotas issued by NN.

     F. Sellers have agreed to sell such quotas to the Purchaser in accordance with the terms and conditions contained herein;

     ACCORDINGLY, in consideration of the premises and the mutual agreements, covenants, representations and warranties hereafter set forth, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. DEFINITIONS.

     1.1 Defined Terms. Unless the context otherwise requires, the following terms shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

     “Affiliates” of any person or entity means any other person or entity directly or indirectly controlling, controlled by, or under common control with, such person or entity, whether through the ownership of voting securities, by voting agreement or otherwise. For purposes of this definition, “control”, as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     “Charter Documents” means the certificate or articles of incorporation, bylaws, partnership certificate and agreement, or other similar instrument of an entity pursuant to which such entity was formed.

     “Cinemark Brasil” means Cinemark Brasil S.A., a company organized under the laws of Brazil.

     “Cinemark Brasil Common Stock” means the common stock of Cinemark Brasil.

     “Damages” mean all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties, judgments, assessments, court costs and reasonable attorneys’ fees and expenses.

     “Governmental Body” means any federal, state, local, foreign or other governmental or quasi-governmental, or self regulatory national securities association, agency, authority, department, commission, court, board, bureau, instrumentality or body.

     “Laws” mean, as to any Person, all applicable treaties, laws, rules, regulations, orders, ordinances, judgments, decrees, orders, writs and injunctions of all Governmental Bodies (federal, state, local, foreign or otherwise), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

     “Lien” means any charge, mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), security interest or other encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement or any financing lease having substantially the same economic effect as any of the foregoing).

     “Material Adverse Effect” means a material adverse effect on the business, operations, property or financial condition of a Person and its Subsidiaries taken as a whole.

     “Negocios Consulting Agreement” means that certain Private Instrument of Intermediation and Management dated November 13, 1997, between NN and Núcleo de Novos Negocios Ltda.

     “Person” means any individual, partnership, corporation, association, joint stock company, trust, joint venture, unincorporated organization, exempted company with limited liability, other entity or governmental entity or department, agency or political subdivision thereof.

     “Purchaser Group” means the Purchaser, the directors, officers, shareholders, employees and Affiliates of the Purchaser.

     “Related Agreements” mean any instruments and agreements contemplated herein required to be executed and delivered pursuant to this Agreement, including the Agreement to Terminate Agreements, the resignation of the directors required by Section 6.1 hereof, the rescission of any power of attorney referred to in Schedule 4.21.

     “Sellers” mean Prona, Edgar Gleich, Riccardo Arduini, Moises Pinsky, Eduardo Alalou and Roberto Luiz Leme Klabin collectively.

     “Subsidiary” of any specified Person means a corporation or other entity of which a majority of the voting power of the equity securities or other equity interests is owned, directly or indirectly, by such specified Person.

     1.2 Certain Other Defined Terms. The following terms have the meanings specified in the sections of this Agreement set forth below:

Term	Section
Alalou Purchase Price	2.5
Alalou Quotas	2.5
Arduini Purchase Price	2.3
Arduini Quotas	2.3
Pinsky Purchase Price	2.4

Term	Section
Pinsky Quotas	2.4
Consents	4.16
Gleich Purchase Price	2.2
Gleich Quotas	2.2
Indemnitee	9.4.1
Indemnitee’s Certificate	9.4.1
Indemnitor	9.4.1
Klabin Purchase Price	2.6
Klabin Quotas	2.6
Prona Purchase Price	2.1
Prona Quotas	2.1
Rules	8.13.2

2. PURCHASE OF STOCK.

     2.1 NN Quotas Owned by Prona. On the date hereof, subject to the terms and conditions of this Agreement, Prona sells to the Purchaser, and the Purchaser purchases from Prona, all of the quotas that Prona holds in the capital of NN, consisting of 2,721,485,608 (two billion, seven hundred and twenty one million, four hundred and eighty five thousand, six hundred and eight) quotas (the “Prona Quotas”). The total purchase price for the Prona Quotas is US$16,281,156.76 (sixteen million, two hundred and eighty one thousand, one hundred and fifty six dollars and seventy six cents) (the “Prona Purchase Price”).

     2.2 NN Quotas Owned by Edgar Gleich. On the date hereof, subject to the terms and conditions of this Agreement, Edgar Gleich sells to the Purchaser, and the Purchaser purchases from Edgar Gleich, all of the quotas that Gleich holds in the capital of NN, consisting of 66,720,643 (sixty six million, seven hundred and twenty thousand, six hundred and forty three) quotas (the “Gleich Quotas”). The total purchase price for the Gleich Quotas is the equivalent in Brazilian Reais to US$399,153.03 (three hundred and ninety nine thousand, one hundred and fifty three dollars and three cents) (the “Gleich Purchase Price”).

     2.3 NN Quotas Owned by Riccardo Arduini. On the date hereof, subject to the terms and conditions of this Agreement, Riccardo Arduini sells to the Purchaser, and the Purchaser purchases from Riccardo Arduini, all of the quotas that Riccardo Arduini holds in the capital of NN, consisting of 66,720,643 (sixty six million, seven hundred and twenty thousand, six hundred and forty three) quotas (the “Arduini Quotas”). The total purchase price for the Arduini Quotas is the equivalent in Brazilian Reais to US$399,153.03 (three hundred and ninety nine thousand, one hundred and fifty three dollars and three cents) (the “Arduini Purchase Price”).

     2.4 NN Quotas Owned by Moises Pinsky. On the date hereof, subject to the terms and conditions of this Agreement, Moises Pinsky sells to the Purchaser, and the Purchaser purchases from Moises Pinsky, all of the quotas that Moises Pinsky holds in the capital of NN, consisting of 66,720,643 (sixty six million, seven hundred and twenty thousand, six hundred and forty three) quotas (the “Pinsky Quotas”). The total purchase price for the Pinsky Quotas is the equivalent in Brazilian Reais to US$399,153.03 (three hundred and ninety nine thousand, one hundred and fifty three dollars and three cents) (the “Pinsky Purchase Price”).

     2.5 NN Quotas Owned by Eduardo Alalou. On the date hereof, subject to the terms and conditions of this Agreement, Eduardo Alalou sells to the Purchaser, and the Purchaser purchases from Eduardo Alalou, all of the quotas that Eduardo Alalou holds in the capital of NN, consisting of 30,691,496 (thirty million, six hundred and ninety one thousand, four hundred and ninety six) quotas (the “Alalou Quotas”). The total purchase price for the Alalou Quotas is the equivalent in Brazilian Reais to US$183,610.40 (one hundred and eighty three thousand, six hundred and ten dollars and forty cents) (the “Alalou Purchase Price”).

     2.6 NN Quotas Owned by Roberto Luiz Leme Klabin. On the date hereof, subject to the terms and conditions of this Agreement, Roberto Luiz Leme Klabin sells to the Purchaser, and the Purchaser purchases from Roberto Luiz Leme Klabin, all of the quotas that Roberto Luiz Leme Klabin holds in the capital of NN, consisting of 66,720,643 (sixty six million, seven hundred and twenty thousand, six hundred and forty three) quotas (the “Klabin

Quotas”). The total purchase price for the Klabin Quotas is the equivalent in Brazilian Reais to US$399,153.03 (three hundred and ninety nine thousand, one hundred and fifty three dollars and three cents) (the “Klabin Purchase Price”).

     2.7 Taxes. Sellers are solely responsible for the payment of any and all taxes that may become payable as a result of the consummation of the transactions contemplated herein, except for the Brazilian Income Tax which shall be withheld by Purchaser on the payment of, and deducted from the Gleich Purchase Price . The withholding tax is for the account of the Purchaser, and its Reais value equivalent to the above mentioned dollar values shall be deducted from the applicable purchase price. Sellers shall indemnify and hold Purchaser harmless from and against any taxes payable by Sellers as a result of the transactions contemplated herein (including, but not limited to any additional Brazilian income tax) as well as any penalties and accrued interest thereon in accordance with the provisions contained in Section 7.

     2.8 Exchange Rate. The effective exchange rate to convert the Arduini Purchase Price, the Pinsky Purchase Price, the Alalou Purchase Price, the Gleich Purchase Price and the Klabin Purchase Price into Reais shall be the exchange rate of the foreign exchange agreement to be entered into on the date hereof for the remittance of the Prona Purchase Price .

3. PRICE AND TERMS.

     3.1 Payment for Quotas of NN. Subject to the terms and conditions of this Agreement, and in consideration of the sale and delivery of the Prona Quotas, the Gleich Quotas, the Arduini Quotas, the Pinsky Quotas, the Alalou Quotas and the Klabin Quotas, the Purchaser delivers to Prona, Edgar Gleich (or to an attorney-in-fact duly empowered in Brazil), Riccardo Arduini, Moises Pinsky, Eduardo Alalou and Roberto Luiz Leme Klabin on the date hereof in full payment for the sale and delivery of the Prona Quotas, the Gleich Quotas, the Arduini Quotas, the Pinsky Quotas, the Alalou Quotas and the Klabin Quotas free and clear of all Liens, the Prona Purchase Price, the Gleich Purchase Price, the Arduini Purchase Price, the Pinsky Purchase Price, the Alalou Purchase Price and the Klabin Purchase Price, net of any tax withholdings required under applicable Brazilian law, by wire transfer of immediately available funds to accounts designated in writing by each of Prona, Edgar Gleich (or by an attorney-in-fact duly empowered in Brazil), Riccardo Arduini, Moises Pinsky, Eduardo Alalou and Roberto Luiz Leme Klabin. Transfer of quotas shall occur on the same date of payment subject to confirmation (acknowledging receipt of the price through an electronic bank credit) of the banks indicated by Prona, Edgar Gleich, Riccardo Arduini, Moises Pinsky, Eduardo Alalou and Roberto Luiz Leme Klabin.

     3.2 Deliveries by Quotaholders of NN. On the date hereof, and upon the payment to the quotaholders of NN referred to in Section 3.1, the quotaholders of NN, as applicable, shall deliver to the Purchaser the following:

          (a) Transfer Notification. Evidence of the execution by Prona, Edgar Gleich, Riccardo Arduini, Moises Pinsky, Eduardo Alalou and Roberto Luiz Leme Klabin of an amendment to NN’s Articles of Organization prepared by Purchaser transferring to Purchaser the Prona Quotas, the Gleich Quotas, the Arduini Quotas, the Pinsky Quotas, the Alalou Quotas and the Klabin Quotas, respectively;

          (b) Transfer of Director Shares. Transfer by Edgar Gleich, Riccardo Arduini, Moises Pinsky, Eduardo Alalou and Roberto Luiz Leme Klabin to NN, for no additional consideration, of the shares of Cinemark Brasil Common Stock registered in each such individuals name which is evidenced by the execution by each such individual of the transfer terms in the Stock Transfer Book of Cinemark Brasil and the registration of the transfer in the name of NN in the stock registry of Cinemark Brasil;

          (c) Related Agreements. Counterparts of the Related Agreements duly executed by NN;

          (d) Certificate. A certificate of Prona duly executed by its authorized officer certifying the Charter Documents of Prona and the corporate authorization for the party to sign on behalf of Prona;

          (e) Termination of Negocios Consulting Agreement. Evidence satisfactory to the Purchaser that the Negocios Consulting Agreement has been properly terminated between NN and Núcleo de Novos Negocios Ltda.;

          (f) NN Books and Records. All original books and records of NN;

          (g) Clearance Certificates. (i) A clearance certificate of federal taxes and contributions of the Company of NN issued by the Federal Revenue (Certidão Negativa de Débito de Tributos e Contribuições para com a Fazenda Nacional, emitida pela Receita Federal), (ii) a clearance certificate of NN issued by the National Institute of Social Security (Certidão Negativa de Débito junto ao Instituto Nacional de Seguridade Social, emitida pelo Instituto Nacional da Seguridade Social), (iii) a clearance certificate of NN issued by the Severance Pension Fund (Certificado de Regularidade do Fundo de Garantia por Tempo de Serviço, emitido pela Caixa Econômica Federal), and (iv) a clearance certificate of federal debts of NN issued by the Federal Treasury (Certidão Negativa de Inscrição de Dívida Ativa da União, emitida pela Procuradoria Geral da Fazenda Nacional);

          (h) Termination of Inter-Shareholders Agreement. Evidence satisfactory to Purchaser of termination of that certain agreement between Venture II, Kristal and NN related to their respective shares of Cinemark Brasil Common Stock; and

          (i) Deutsche Bank Fees. Evidence of payment of the fees related to services rendered by Deutsche Bank in connection with the Cinemark Brasil Common Stock owned by NN.

     3.3 Deliveries by the Purchaser. On the date hereof, the Purchaser delivers to Prona the Prona Purchase Price, to Edgar Gleich (or to an attorney-in-fact duly empowered in Brazil) the Gleich Purchase Price, to Riccardo Arduini the Arduini Purchase Price, to Moises Pinsky the Pinsky Purchase Price, to Eduardo Alalou the Alalou Purchase Price and to Roberto Luiz Leme Klabin the Klabin Purchase Price, in accordance with the terms contained herein.

4. REPRESENTATIONS AND WARRANTIES BY PRONA AND CERTAIN INDIVIDUALS. Each of Prona, Edgar Gleich, Riccardo Arduini, Moises Pinsky and Eduardo Alalou jointly and severally hereby represents and warrants to the Purchaser with respect to the representations and warranties contained in Sections 4.7 through 4.21, and each of Prona, Edgar Gleich, Riccardo Arduini, Moises Pinsky, Eduardo Alalou and Roberto Luiz Leme Klabin severally represents for himself/itself with respect to the representations and warranties contained in Sections 4.1 through 4.7, as applicable, that:

     4.1 Organization and Good Standing. Prona is a corporation duly organized and validly existing under the laws of the British Virgin Islands, is in good standing in that jurisdiction and is qualified to do business and is in good standing as a foreign corporation in any other jurisdiction where the failure to be so qualified or in good standing would have a material adverse effect on the validity or enforceability of this Agreement or its ability to timely perform its obligations thereunder.

     4.2 Authority. Prona has the power and authority to enter into this Agreement and the Related Agreements and will at all times have the corporate power and authority to perform its obligations under this Agreement and the Related Agreements.

     4.3 Validity for Prona. This Agreement and the Related Agreements have been duly authorized by all requisite action on Prona’s part, have been executed and delivered by it, and this Agreement and the Related Agreements constitute its valid and binding obligation, enforceable in accordance with the terms of this Agreement and the Related Agreements.

     4.4 Validity for Individuals. Each of Edgar Gleich, Riccardo Arduini, Moises Pinsky, Eduardo Alalou and Roberto Luiz Leme Klabin has the legal capacity to execute, deliver and perform his obligations under this Agreement and the Related Agreements. This Agreement is, and each of the Related Agreements, executed and delivered to Purchaser by each of Edgar Gleich, Riccardo Arduini, Moises Pinsky, Eduardo Alalou and Roberto

Luiz Leme Klabin on the date hereof are valid and legally binding obligations of each of them enforceable against them in accordance with its terms.

     4.5 Ownership. The Prona Quotas are owned by Prona, the Gleich Quotas are owned by Edgar Gleich, the Arduini Quotas are owned by Riccardo Arduini, the Pinsky Quotas are owned by Moises Pinsky, the Alalou Quotas are owned by Eduardo Alalou and the Klabin Quotas are owned by Roberto Luiz Leme Klabin, free and clear of any Lien, claim or encumbrance of any kind or nature whatsoever, and, on the date hereof, the Purchaser acquires valid, indefeasible and marketable title as to the relevant parties to the Prona Quotas, the Gleich Quotas, the Arduini Quotas, the Pinsky Quotas, the Alalou Quotas and the Klabin Quotas free and clear of any Lien, claim or encumbrance of any kind or nature whatsoever.

     4.6 No Violation by Prona. Neither the execution, delivery or performance by Prona of this Agreement or any of the Related Agreements, nor the consummation by Prona of the transactions contemplated hereby or thereby: (a) violates any provision of the Corporation Law of the British Virgin Islands or the Charter Documents of NN; or (b) (i) violates, or conflicts with, or constitutes a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or breach of, (ii) results in the termination of, or accelerates the performance required by, or causes the acceleration of the maturity of any liability or obligation, (iii) results in any third party having any rights in the Prona Quotas or (iv) results in the creation or imposition of any Lien upon any of the assets of NN under, in each case, any note, bond, mortgage, indenture, deed of trust, license, lease, franchise, contract, commitment, understanding, arrangement, agreement, instrument, undertaking or restriction of any kind or character to which Prona or NN is a party or by which Prona or NN may be bound or affected or to which any of the assets of NN may be subject.

     4.7 No Violation by Individuals. Neither the execution, delivery or performance by each of Edgar Gleich, Riccardo Arduini, Moises Pinsky, Eduardo Alalou and Roberto Luiz Leme Klabin of this Agreement or any other Related Agreement to which each person is a party nor the consummation of the transactions contemplated hereby or thereby and compliance by them with any of the provisions hereof or thereof (a) requires any consent, approval or notice under, violates, conflicts with, or results in a breach of any provisions of, or constitutes a default (or any event which, with notice or lapse of time or both, would constitute a default) under, or results in the termination of, or accelerates the performance required by, or results in a right of termination or acceleration or results in the creation of any Lien upon any of the properties or assets of each of Edgar Gleich, Riccardo Arduini, Moises Pinsky, Eduardo Alalou and Roberto Luiz Leme Klabin under, in each case, any of the terms, conditions or provision of any agreement, instrument, undertaking or arrangement to which they are a party or by which the Gleich Quotas, the Arduini Quotas, the Pinsky Quotas, the Alalou Quotas or the Klabin Quotas are bound or (b) violates any Laws.

     4.8 Intentionally Deleted.

     4.9 Organization and Good Standing of NN. NN is duly organized, validly existing, has the power and ability to own its assets and carry on its business as now being conducted, and has not initiated nor is subject to any insolvency or bankruptcy proceeding.

     4.10 Capitalization of NN; Quotas Validly Issued. The authorized, issued, and outstanding quotas of NN are 3,019,059,676 (three billion, nineteen million, fifty nine thousand, six hundred and seventy six quotas, 2,721,485,608 (two billion, seven hundred and twenty one million, four hundred and eighty five thousand, six hundred and eight) quotas of which are owned by Prona, 66,720,643 (sixty six million, seven hundred and twenty thousand, six hundred and forty three) quotas of which are owned by Edgar Gleich, 66,720,643 (sixty six million, seven hundred and twenty thousand, six hundred and forty three) quotas of which are owned by Riccardo Arduini, 66,720,643 (sixty six million, seven hundred and twenty thousand, six hundred and forty three) quotas of which are owned by Moises Pinsky, 30,691,496 (thirty million, six hundred and ninety one thousand, four hundred and ninety six) quotas of which is owned by Eduardo Alalou and 66,720,643 (sixty six million, seven hundred and twenty thousand, six hundred and forty three) quotas of which are owned by Roberto Luiz Leme Klabin. No other quotas of NN are authorized, issued or outstanding. All of the issued and outstanding quotas of NN have been duly and validly authorized and issued and R$ 29,689,050.70 (twenty nine million, six hundred and eighty nine thousand and fifty reais and seventy cents) are fully paid and non-assessable and R$ 501,546.06 (five hundred and one thousand, five hundred and forty six reais and six cents) of the capital is subscribed but not fully paid, and, upon consummation of the purchase of the Prona Quotas, the Gleich Quotas, the Arduini Quotas, the Pinsky Quotas, the Alalou Quotas and the Klabin Quotas as contemplated by this Agreement, the Prona Quotas, the Gleich Quotas, the Arduini Quotas, the Pinsky Quotas, the Alalou Quotas and the Klabin Quotas are duly and validly authorized and issued, and non-assessable, in accordance and compliance with NN’s Charter Documents and all applicable Laws, free and clear of any lien, claim or encumbrance of any kind or nature whatsoever. There are no outstanding options, warrants, rights, calls, commitments, plans, contracts or other agreements of any character granted or issued by NN or to which NN is a party or otherwise bound, or to which NN is otherwise subject, which provide for the purchase, sale, delivery, issuance or transfer of any quotas of or other equity interest in NN, nor are there any outstanding securities granted or issued by NN or any other Person that are convertible or exchangeable into or redeemable for or otherwise evidencing the right to purchase any quotas of or other equity interest in NN, nor have any of the foregoing been authorized. Prona has properly registered foreign investment capital with the Central Bank of Brazil for its investment in NN in the amount of US$16,548,202.55 (sixteen million, five hundred and forty eight thousand, two hundred and two dollars and fifty five cents). Edgar Gleich, a resident outside of Brasil, has a tax basis in the Gleich Quotas equal to R$656,122.35 (six hundred and fifty six thousand, one hundred and twenty two reais and thirty five cents).

     4.11 Balance Sheet; Undisclosed Liabilities.

          4.11.1 Interim Financial Statements. Attached as Exhibit “A” is a true and complete copy of the unaudited balance sheet of NN as of July 31, 2004 and related statements of income and cash flows for the trailing twelve month period ended July 31, 2004, with footnotes showing adjustments since July 31, 2004 for any changes of cash or liabilities (collectively, the “Financial Statements”). Such Financial Statements are true, accurate and correct and accurately represent the financial condition of NN. The Financial Statements have been prepared in accordance with Brazilian generally accepted accounting principles consistently applied.

          4.11.2 No Undisclosed Liabilities. There are no liabilities or obligations of NN, whether accrued, absolute, contingent or otherwise except those reflected or otherwise provided for in the Financial Statements.

     4.12 Absence of Certain Changes. Since the date of its organization, (i) NN has not conducted any business or entered into any oral or written contract or agreement of any kind or nature except for the Negocios Consulting Agreement and (ii) has not generated any taxable income, except for interest income relating to investments of NN in financial markets.

     4.13 Subsidiaries. NN does not own, directly or indirectly, shares of the outstanding capital stock of any Person other than Cinemark Brasil. NN has never owned any asset since the date of its organization other than the shares of Cinemark Brasil Common Stock.

     4.14 Compliance with Applicable Law. NN is in all material respects in compliance with all applicable Laws.

     4.15 Litigation. There are no suits, arbitrations, claims, actions, proceedings, investigations or inquiries in progress, pending, or threatened against or affecting NN, its assets, or the transactions contemplated hereby or by the Related Agreements in any court or before any arbitration panel of any kind or before or by any Governmental Body. NN is not subject to, or in violation of, any judgment, order, injunction or decree entered in any lawsuit or proceeding.

     4.16 Consents. NN has all licenses, permits, consents, approvals, authorizations and orders of Governmental Bodies and other Persons (collectively, “Consents”) necessary to enable NN to continue to conduct its business as presently conducted. No Consent of, or registration, declaration, filings, or order of or with any court or any Governmental Body or other Person is required in connection with the execution and delivery of this Agreement or any Related Agreement by NN or the consummation of the transactions contemplated herein or therein, except for the approval of the transaction contemplated hereunder to be submitted to the Brazilian antitrust authorities.

     4.17 Title to Properties; Liens and Encumbrances. Except for the shares of capital stock of Cinemark Brasil, NN owns no other real, personal or intangible property of any kind or nature. NN owns the shares of capital stock of Cinemark Brasil free and clear of any Liens.

     4.18 Employees. NN has never had and does not now have any Person under employment.

     4.19 Taxes. NN filed all tax returns required to be filed by it, and has paid in full all taxes levied or imposed upon it or its properties, income or assets (whether or not shown on, or required to be shown on any tax return) before any such taxes became delinquent or any penalty accrued with respect thereto. All deficiencies asserted or assessments with respect to all taxes have been paid in full. There is no proposed tax assessment against NN. There are no liens, charges or encumbrances of any kind or nature with respect to taxes upon any of the assets of NN. There is no dispute or claim concerning a tax liability of NN claimed or raised by any authority.

     4.20 By-Laws. The copy of the last amendment of the Articles of Organization of NN attached hereto as Exhibit “B” is a complete, true and correct copy of the Articles of Organization of NN in effect as of the date hereof.

     4.21 Powers of Attorney. Attached as Schedule 4.21 is a true and accurate list of all outstanding powers of attorney granted on behalf of NN. Prona hereby delivers to Purchaser rescissions of such powers of attorney.

5. REPRESENTATIONS AND WARRANTIES BY THE PURCHASER. The Purchaser hereby represents and warrants to Seller the following:

     5.1 Organization and Good Standing. Purchaser is a corporation, incorporated, validly existing and in good standing under the laws of the jurisdiction of its formation.

     5.2 Authority. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and the Related Agreements, and to consummate the transactions contemplated hereby or thereby. The execution, delivery and performance by the Purchaser of this Agreement and each of the Related Agreements has been duly authorized by the Purchaser, and no other act or proceeding on the part of the Purchaser is necessary to authorize this Agreement or any of the Related Agreements or the transactions contemplated hereby or thereby. This Agreement is, and each of the other Related Agreements executed and delivered to the Seller by the Purchaser, is a valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).

     5.3 No Violation. Neither the execution, delivery or performance by the Purchaser of this Agreement or any of the Related Agreements, nor the consummation by the Purchaser of the transactions contemplated hereby or thereby: (a) violates any provision of the Charter Documents of Purchaser; or (b) (i) violates, or be in conflict with, or constitutes a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or breach of, or (ii) results in the termination of, or accelerates the performance required by, or causes the acceleration of the maturity of any liability or obligation.

     5.4 Lehman Fees. Purchaser’s affiliate has paid or will pay all amounts owed to Lehman Brothers Inc. for the services related to the Cinemark Brasil Common Stock.

6. OTHER AGREEMENTS.

     6.1 Resignation of Directors. On the date hereof, and upon the payment referred to in Section 3.1, Edgar Gleich and all of his alternates shall execute and deliver resignations from the Board of Directors of Cinemark Brasil effective as of the date hereof.

     6.2 Termination of Agreements. On the date hereof, and upon the payment referred to in Section 3.1, Purchaser and Sellers shall execute the Agreement to Terminate Agreements attached hereto as Exhibit “C”.

     6.3 Intentionally Deleted.

     6.4 Approval of Transaction by CADE. Purchaser will promptly cause Cinemark Brasil to file such information and seek such approvals of the Brazilian antitrust authorities, CADE, as shall be required with respect to the transactions contemplated herein under the antitrust laws and regulations of Brazil. Any costs associated with the filing with the CADE, including but not limited to attorney’s fees and filing fees, shall be borne by Purchaser, provided however that Purchaser and Sellers agree, at their own cost and expense, to make available or cause to be made available promptly to Cinemark Brasil or each other (as applicable) such information as may reasonably be requested relative to the businesses, assets and property of Purchaser, Sellers (exception made to specific personal information of the individuals other than such information relating to such individuals’ investments in NN) or Cinemark Brasil (as the case may be), as may be required to prepare such filings and to file any additional information requested by such agencies under such laws, rules or regulations.

     6.5 Name Change. On the date hereof, the Purchaser shall take all necessary and appropriate action to change the name of NN to another name acceptable to Purchaser.

     6.6 Waiver of Right of NN Quotaholders First Refusal. Each of Prona, Edgar Gleich, Riccardo Arduini, Moises Pinsky, Eduardo Alalou and Roberto Luiz Leme Klabin waives and forfeits his or its right of first refusal, granted to each quotaholder in the Articles of Organization of NN, to purchase the quotas of NN being sold by the other quotaholders.

     6.7 Registration of the Amendment to NN’s Articles of Organization. The parties agree that Purchaser shall promptly conduct the filing and registration of the Amendment to NN’s Articles of Organization with the competent Registry of Commerce (Junta Comercial do Estado de São Paulo). On the date hereof NN’s Quotaholders deliver to Purchaser all documents requested by the same in connection with the mentioned filing, to wit, those referred to in Section 3.6.(g) and the Power of Attorney issued by Prona.

7. INDEMNIFICATION.

     7.1 Survival of Representations. All representations and warranties made by any party to this Agreement or pursuant hereto or the Related Agreements shall survive the date hereof.

     7.2 Prona’s and Certain Individual’s Agreement to Indemnify. Subject to the terms and conditions of this Section 7, (i) Prona, Edgar Gleich, Riccardo Arduini, Moises Pinsky, Eduardo Alalou and Roberto Luiz Leme Klabin each hereby severally agree, with respect to Section 7.3.(a) below (in connection with the representations and warranties contained in Sections 4.1 through 4.7, as applicable), and (ii) Prona, Edgar Gleich, Riccardo Arduini, Moises Pinsky and Eduardo Alalou each hereby jointly and severally agree, with respect to Section 7.3. (a) (provided however that the joint indemnification does not apply to the representations and warranties contained in Section 4.1 through 4.7) and (b) below, to indemnify, defend and hold harmless the Purchaser Group at any time after consummation of the transactions contemplated by this Agreement, from and against all Damages, asserted against, resulting to, imposed upon or incurred by the Purchaser Group or any member thereof, directly or indirectly, by reason of or resulting from:

          (a) a breach of any representation, warranty or agreement of Prona or such individuals contained in this Agreement or the Related Agreements or any facts or circumstances constituting such a breach; and/or

          (b) any liabilities of NN not specifically assumed under the terms of this Agreement resulting from any act, fact or omission occurring prior to the date hereof by NN or by any company deemed to be a predecessor of NN for which successor liability may be ascribed to Sellers or NN, including, without limitation, any tax liability related to events prior to the date hereof.

     7.3 The Purchaser’s Agreement to Indemnify. Subject to the terms and conditions of this Section 7, the Purchaser agrees to indemnify, defend and hold harmless Sellers at any time after consummation of the transactions contemplated by this Agreement, from and against all Damages asserted against, resulting to, imposed upon or incurred by the Sellers or any member thereof, directly or indirectly, by reason of or resulting from a breach of any representation, warranty or agreement of the Purchaser contained in this Agreement or the Related Agreements or any facts or circumstances constituting such a breach.

     7.4 Procedures for Resolution and Payment of Claims for Indemnification.

          7.4.1 Notice Claims Between the Parties. If a person or entity entitled to be indemnified under this Section 7 (the “Indemnitee”) shall incur any Damages or determine that it is likely to incur any Damages, and believes that it is entitled to be indemnified against such Damages by a party hereunder (the “Indemnitor”), such Indemnitee shall deliver to the Indemnitor a certificate (an “Indemnitee’s Certificate”) signed by the Indemnitee, which Indemnitee’s Certificate shall:

               (a) state that the Indemnitee has paid or properly accrued Damages for which such Indemnitee is entitled to indemnification pursuant to this Agreement; and

               (b) if and to the extent practicable, specify in reasonable detail each individual item of Damages included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated liability and basis upon which the claim for indemnification is being made and the computation of the amount to which such Indemnitee claims to be entitled hereunder.

          7.4.2 Agreed Claims. Claims for Damages specified in any Indemnitee’s Certificate to which an Indemnitor shall not timely object in writing within thirty (30) days after receipt of such Indemnitee’s Certificate and claims for Damages the validity and amount of which shall have been the subject of a final judicial determination are hereinafter referred to, collectively, as “Agreed Claims”.

          7.4.3 Right to Defend. The Indemnitor shall have the right to undertake, conduct and control, through counsel of its own choosing and at the sole expense of the Indemnitor, the conduct and settlement of any third party claim giving rise to indemnification hereunder, and the Indemnitee shall cooperate with the Indemnitor in connection therewith; provided that (i) the Indemnitor agrees to undertake such defense as an Agreed Claim hereunder without waiver of any claim or right the Indemnitor may have against the Indemnitee with respect to such claim, including termination of indemnification in the event that facts or circumstances become known to the Indemnitor following the undertaking of such defense that would terminate the Indemnitor’s obligation to indemnify the Indemnitee hereunder, and (ii) the Indemnitor shall permit the Indemnitee to participate in such conduct or settlement through counsel chosen by the Indemnitee, but the fees and expenses of such counsel shall be borne by the Indemnitee.

          7.4.4 Settlement. Anything in this Section 7.4 to the contrary notwithstanding, (i) if there is a reasonable probability that a third party claim may materially and adversely affect the Indemnitee other than as a result of money damages or other money payments for which the Indemnitee would be entitled to receive indemnification, the Indemnitee shall have the right, at its own cost and expense, to defend, compromise or settle such claim; provided, however, that if such claim is settled without the Indemnitor’s consent (which consent shall not be unreasonably withheld), the Indemnitee shall be deemed to have waived all rights hereunder against the Indemnitor for money damages arising out of such claim, and (ii) the Indemnitor shall not, without the written consent of the Indemnitee, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnitee a release from all liability in respect to such claim.

     7.5 Remedies Cumulative. Except as herein expressly provided, the remedies provided herein shall be cumulative and shall not preclude assertion by any party hereto of any other rights or the seeking of any other remedies against any other party hereto.

8. MISCELLANEOUS.

     8.1 Expenses. Sellers and the Purchaser shall pay all their respective expenses (including, without limitation, expenses of their attorneys, accountants, investment bankers, consultants and travel) incurred in connection with the transactions contemplated by this Agreement and the Related Agreements.

     8.2 Reformation and Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable, and the legality, validity and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

     8.3 Further Assurances. Each party hereto shall, from time to time after the date hereof, at the request of any other party hereto and without further consideration, promptly execute and deliver such other instruments of conveyance, assignments, transfer and assumption, and take such other actions, as such other party may reasonably request to more effectively consummate the transactions contemplated by this Agreement.

     8.4 Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be sent by certified mail, return receipt requested (or by the most nearly comparable method if mailed from or to a location outside of the United States), or by cable, telex, telegram or facsimile transmission, or delivered by hand or by overnight or similar delivery service, fees prepaid, to the party to whom it is to be given at the address of such party set forth below or to such other address for notice as such party shall provide in accordance with the terms of this section. Except as otherwise specifically provided in this Agreement, notice so given shall, in the case of notice given by certified mail (or by such comparable method) be deemed to be given and received ten (10) business days after the time of certification thereof (or comparable act), in the case of notice so given by overnight delivery service, on the date of actual delivery, and, in the case of notice so given by cable, telegram, facsimile transmission, telex or personal delivery, on the date of actual transmission or, as the case may be, personal delivery.

If to Prona, Edgar Gleich,
Riccardo Arduini, Moisés Pinsky,
Eduardo Alalou or
Roberto Luiz Leme Klabin:	c/o Prona Global Ltd.
Rua Dr. Renato Paes de Barros, 714
Conjunto 64 — São Paulo – SP
Attention: Edgar Gleich
Copy to: Moises Pinsky
Facsímile Number: 011-5511-3849-5340

With a copy to:	Tozzini Freire Teixeira e Silva
Rua Líbero Badaró, 293, 21º andar
São Paulo-SP -01095.900 Brazil
Attention: Maria Elisa Gualandi Verri
Facsímile Number: 55-11-3291-1111

If to Purchaser:	Cinemark Empreendimentos Participacões Ltda.
c/o Cinemark, Inc.
3900 Dallas Parkway, Suite 500
Plano, Texas 75093
Attention: Michael Cavalier, Vice President-General Counsel
Facsimile Number 972-665-1004

     8.5 Headings. The headings of sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

     8.6 Waiver. The failure of any party to insist, in any one or more instances, upon performance of any of the terms, covenants or conditions of this Agreement shall not be construed as a waiver or a relinquishment of any right or claim granted or arising hereunder or of the future performance of any such term, covenant, or condition, and such failure shall in no way affect the validity of this Agreement or the rights and obligations of the parties hereto.

     8.7 Law Governing. This Agreement shall be governed by, construed and enforced in accordance with the laws of the Federative Republic of Brazil without giving effect to the conflict of laws thereof.

     8.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument notwithstanding that all parties are not signatories to each counterpart.

     8.9 Assignability and Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Sellers may not assign this Agreement nor any of the rights and obligations hereunder to any third party without the express written consent of Purchaser. Purchaser may assign this Agreement without Sellers’ consent to any third party who agrees to be bound by this Agreement.

     8.10 Amendments. This Agreement may not be modified, amended or supplemented except by an agreement in writing signed by all of the parties hereto.

     8.11 Number and Gender of Words. When the context so requires in this Agreement, words of gender shall include either or both genders and the singular number shall include the plural.

     8.12 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) and the Related Agreements shall constitute the entire agreement between the parties hereto with respect to the subject matter thereof and shall supersede all prior negotiations, understandings and agreements, oral and written with respect to the transactions contemplated hereby and thereby.

     8.13 Arbitration.

          8.13.1 The parties undertake to adopt the principle of good faith and to use their best efforts towards an amicable solution as a definitive settlement for any claim, controversy or dispute related to this Agreement.

   8.13.1.1 Should the parties be unable to reach an amicable settlement within the period of fifteen days from the date of the relevant notice sent by one party to the other in connection therewith, any of the parties shall, without any further formality, be free to initiate arbitration proceedings in pursuance thereof.

          8.13.2 The arbitration proceeding shall governed by Brazilian law and shall be held in the city of São Paulo, State of São Paulo. The parties hereby elect the Panel of Arbitrators of the Brazil-Canada Chamber of Commerce (the “Panel of Arbitrators”) and undertake to accept its rules (“Rules”) effective as of the date on which the arbitration request is presented, being admitted any amendments convened between the parties. If the Rules are silent on any procedural aspect they shall be supplemented by Brazilian procedural laws, namely the relevant provisions of Federal Law No. 9,307, of September 23, 1996 and those of the Brazilian Civil Procedure Code.

          8.13.3 The Panel of Arbitrators shall consist of three (3) arbitrators, of whom one (1) shall be nominated by Purchaser, one (1) by Sellers or relevant Seller(s) and the third, who shall serve as chairman, shall be chosen by the two party-appointed arbitrators, or, in the event the party-appointed arbitrators are unable to designate the third arbitrator the third arbitrator shall be appointed within the subsequent period of ten (10) days in accordance with the Rules. The language of the arbitration shall be Portuguese. The award of the arbitrators shall be final and binding. The parties waive any right to appeal, to the extent that a right to appeal may lawfully be waived. Each party retains the right to seek judicial assistance: (a) to compel arbitration; (b) to obtain interim measures of protection rights prior to institution of pending arbitration and any such action shall not be construed as a waiver of the arbitration proceedings by the parties; and (c) to enforce any decision of the arbitrators, including the final award. In case the parties seek judicial assistance the Central Courts of the City of São Paulo shall have jurisdiction.

          8.13.4 If any party hereto refuses to sign the arbitration covenant, the other party may pursue the remedies provided under the applicable law to proceed with the arbitration. If the claim is accepted, such refusal shall be considered unjustified, and the party that refused to sign the arbitration covenant shall reimburse the prevailing party of its attorneys fees and costs in pursuing the claim.

     8.14 Prevailing Language. This Agreement (including the Exhibits hereto) and the Related Agreements have been drafted in English. On the date hereof, the Parties agreed on the Portuguese translation of this Agreement and the Related Agreements, which is attached to this Agreement as Exhibit D. Any translations to any other language shall be only for convenience or for purposes of making any necessary filings. The English version of this Agreement, including the Exhibits and Related Agreements, shall prevail in all matters related to this Agreement, or the applicable Exhibits or Related Agreements.

     IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be executed as of the date first above written.

PURCHASER:

CINEMARK EMPREENDIMENTOS
E PARTICIPACOES LTDA.

By:	/s/Valmir Fernandes

Name:	Valmir Fernandes
Title:	Director

By:	/s/Marcelo Bertini Derezende Barbosa

Name:	Marcelo Bertini Derezende Barbosa
Title:	Director

SELLERS:

PRONA GLOBAL LTD.

By:	/s/Gilberto Cipullo
Name:	Gilberto Cipullo
Title:	Legal Counsel

/s/Edgar Gleich

Edgar Gleich

/s/Riccardo Arduini

Riccardo Arduini

/s/Moises Pinsky

Moises Pinsky

/s/Eduardo Alalou

Eduardo Alalou

/s/Roberto Luiz Leme Klabin

Roberto Luiz Leme Klabin